Exhibit 99.1
Masimo Reports First Quarter 2017 Financial Results
Q1 2017 Highlights (compared to Q1 2016):

■	Total revenue, including royalties, rose 8.8% to $186.3 million
■	Product revenue rose 9.1% to $178.1 million
■	47,900 SET® and rainbow SET™ oximeters were shipped
■	Net income of $45.3 million, or $0.82 per diluted share, versus $27.6 million, or $0.53 per diluted share, in the year-ago period
Irvine, California, May 3, 2017 - Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended April 1, 2017.
First quarter 2017 product revenues rose 9.1% to $178.1 million, compared to $163.3 million for the first quarter of fiscal year 2016, and total revenue, including royalties, rose 8.8% to $186.3 million, up from $171.2 million for the first quarter of fiscal year 2016.
The Company’s worldwide direct product revenue in the first quarter of 2017 rose by 9.9% compared to the same period in 2016 and represented 87.0% of product revenue. OEM sales, which accounted for 13.0% of product revenue, rose by 3.7% to $23.2 million in the first quarter of 2017 compared to the same period in 2016. Revenue from sales of Masimo rainbow® products declined by 17.7% to $13.9 million in the first quarter of 2017, compared to the same period in 2016.
Net income for the first quarter of 2017 was $45.3 million, or $0.82 per diluted share, compared to net income of $27.6 million, or $0.53 per diluted share, in the first quarter of 2016. Included in the first quarter 2017 earnings per diluted share was a net benefit of approximately $0.25 per diluted share arising from a $0.27 per diluted share tax benefit from the new stock option accounting rule, ASU 2016-09, that was partially offset by the related impact of higher payroll related taxes arising from such stock option exercises and higher weighted average shares outstanding. This compares to a $0.02 net benefit in the first quarter of 2016.
During the first quarter of 2017, the Company shipped approximately 47,900 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters, excluding handheld and finger oximeters. Masimo estimates its worldwide installed base of oximetry as of April 1, 2017 to be 1,525,000 units, up 6.1% from 1,438,000 units as of April 2, 2016.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Our first quarter results illustrate the strength in our business as we continue to see broad adoption of our products on a global basis, evidenced by our third highest quarterly product shipments on record.”
As of April 1, 2017, total cash and cash investments were $343.8 million compared to $306.0 million as of December 31, 2016. During the first quarter of 2017, the Company generated $15.4 million in cash from operations, and received $27.3 million in proceeds from stock option exercises.
2017 Financial Guidance
Masimo today is updating its 2017 financial guidance. Masimo now expects fiscal 2017 total revenues to be approximately $759.0 million, up from $752.0 million. Total fiscal 2017 product revenues are now expected to be approximately $727.0 million, up from $721.0 million, while royalty revenues expectations increase to approximately $32.0 million from $31.0 million. Masimo now expects fiscal 2017 earnings per diluted share to be approximately $2.65 up from $2.30 per diluted share. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the Company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 10345272. After the live webcast, the call will be available on Masimo’s website through June 2, 2017. In addition, a telephonic replay of the call will be available through May 17, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 10345272.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the Company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®) and more recently, Oxygen Reserve Index (ORi™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mobile health applications (mHealth) with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2017 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	April 1, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$343,825	$305,970
Accounts receivable, net of allowance for doubtful accounts	104,365	101,667
Inventories	80,262	72,542
Other current assets	27,816	27,048
Total current assets	556,268	507,227
Deferred cost of goods sold	88,139	79,948
Property and equipment, net	136,155	135,996
Intangible assets, net	28,791	29,376
Goodwill	19,895	19,780
Deferred tax assets	39,002	38,975
Other non-current assets	9,416	9,223
Total assets	$877,666	$820,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$35,027	$34,334
Accrued compensation	24,201	43,180
Accrued and other current liabilities	102,694	104,654
Deferred revenue	40,761	38,198
Total current liabilities	202,683	220,366
Deferred revenue	25,306	25,336
Other non-current liabilities	15,723	14,587
Total liabilities	243,712	260,289
Commitments and contingencies
Stockholders’ equity
Common stock	51	50
Treasury stock	(404,276)	(404,276)
Additional paid-in capital	410,081	382,263
Accumulated other comprehensive loss	(6,461)	(7,027)
Retained earnings	634,559	589,226
Total stockholders’ equity	633,954	560,236
Total liabilities and stockholders’ equity	$877,666	$820,525

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended
	April 1, 2017	April 2, 2016
Revenue:
Product	$178,097	$163,290
Royalty	8,205	7,877
Total revenue	186,302	171,167
Cost of goods sold	62,168	56,954
Gross profit	124,134	114,213
Operating expenses:
Selling, general and administrative	65,572	62,511
Research and development	15,367	14,365
Total operating expenses	80,939	76,876
Operating income	43,195	37,337
Non-operating income	874	498
Income before provision for income taxes	44,069	37,835
(Benefit) provision for income taxes	(1,265)	10,258
Net income	$45,334	$27,577

Net income per share:
Basic	$0.90	$0.56
Diluted	$0.82	$0.53

Weighted-average shares used in per share calculations:
Basic	50,652	49,424
Diluted	55,529	51,949

The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended
	April 1, 2017	April 2, 2016
Cost of goods sold	$93	$91
Selling, general and administrative	2,071	2,247
Research and development	725	689
Total	$2,889	$3,027

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Three Months Ended
	April 1, 2017	April 2, 2016
Cash flows from operating activities:
Net income	$45,334	$27,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,736	4,051
Stock-based compensation	2,889	3,027
Loss on disposal of property, equipment and intangibles	144	152
Gain on deconsolidation of variable interest entity	—	(273)
Provision for doubtful accounts	60	127
Provision for deferred income taxes	—	2,697
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,687)	(12,266)
Increase in inventories	(7,655)	(326)
(Increase) decrease in other current assets	(3,106)	307
(Increase) decrease in deferred cost of goods sold	(8,158)	1,799
Increase in other non-current assets	(188)	(621)
Increase in accounts payable	1,470	339
Decrease in accrued compensation	(19,088)	(12,634)
Decrease in accrued liabilities	(1,960)	(932)
Increase in deferred revenue	2,563	5,427
Increase in other non-current liabilities	1,094	352
Net cash provided by operating activities	15,448	18,803
Cash flows from investing activities:
Purchases of property and equipment, net	(4,394)	(5,346)
Increase in intangible assets	(833)	(751)
Reduction in cash resulting from deconsolidation of variable interest entity	—	(763)
Net cash used in investing activities	(5,227)	(6,860)
Cash flows from financing activities:
Borrowings under line of credit	—	45,000
Repayments on line of credit	—	(5,000)
Repayments of capital lease obligations	(69)	(67)
Proceeds from issuance of common stock	27,290	2,552
Repurchases of common stock	—	(47,699)
Net cash provided by (used in) financing activities	27,221	(5,214)
Effect of foreign currency exchange rates on cash	413	855
Net increase in cash and cash equivalents	37,855	7,584
Cash and cash equivalents at beginning of period	305,970	132,317
Cash and cash equivalents at end of period	$343,825	$139,901

5